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                                                                    EXHIBIT 11.1


                     FULCRUM DIRECT, INC. AND SUBSIDIARIES


           SCHEDULE OF COMPUTATION OF PRIMARY NET EARNINGS PER SHARE
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


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
                                                                                              FOR THE
                                                                                               PERIOD
                                 FOR THE        FOR THE                                      MARCH 16,
                                   SIX            SIX          FOR THE        FOR THE           1994
                                  MONTHS         MONTHS         FISCAL         FISCAL       (INCEPTION)
                                  ENDED          ENDED        YEAR ENDED     YEAR ENDED       THROUGH
                                 JUNE 30,       JUNE 30,     DECEMBER 28,   DECEMBER 30,    DECEMBER 31,
                                   1997           1996           1996           1995            1994
                               ------------   ------------  ------------   ------------   --------------
                               (UNAUDITED)    (UNAUDITED)
Net income (loss)............    $ (6,926)       $ (280)        $  406         $  320          $   91
Less: Preferred Dividends....          --          (291)          (583)           (60)             --
                                   ------         -----          -----          -----           -----
Primary and Fully Diluted net
  income (loss)..............    $ (6,926)       $ (571)        $ (177)        $  260          $   91
                                   ======         =====          =====          =====           =====
FOR PRIMARY EARNINGS PER
  SHARE
Weighted average number of
  common shares outstanding
  during the period..........       6,426         5,832          6,390          3,905           3,600
Add: Common stock equivalent
  shares represented by
  -- FCP options.............         533           533            533            533             533
  -- Management Team
     options.................         154           154            154            154             154
  -- WEP options.............          10            10             10             10              10
  -- WSDF 1996 warrant.......         405           405            405            405             405
  -- WSDF 1997 warrant.......         200           200            200            200             200
  -- Other...................         566           574            574            574             574
                                   ------         -----          -----          -----           -----
Weighted average number of
  common and common
  equivalent shares used in
  the calculation of primary
  earnings per share.........       8,294         7,708          8,266          5,781           5,476
                                   ======         =====          =====          =====           =====
Primary earnings per share:
  Primary income (loss) per
     share...................    $  (0.84)       $(0.07)        $(0.02)        $ 0.04          $ 0.02
                                   ======         =====          =====          =====           =====
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